Exhibit 23.02


                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
   Travelers Group Inc.:



We consent to the incorporation by reference in the Registration Statement of Travelers Group Inc. (the "Company") on Form S-4 of our report dated January 24, 1994, relating to our audit of the consolidated statements of operations and retained earnings and cash flows for the year ended December 31, 1993 (the preacquisition financial statements), of The Travelers Corporation and Subsidiaries, which report is included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995, and includes an explanatory paragraph referring to changes in the method of accounting for reinsurance in 1993. We also consent to the reference to our Firm as experts in accounting and auditing under the caption "Experts".



/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.
Hartford Connecticut
May 2, 1996